Exhibit 10.1

THIRD AMENDED EMPLOYMENT AGREEMENT

THIRD AMENDED EMPLOYMENT AGREEMENT dated as of October 1, 2009, by and between LINCARE HOLDINGS INC., a Delaware corporation (“Lincare” or “Company”), and JOHN P. BYRNES (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is employed by Company and is subject to the terms of that certain Employment Agreement by and between Executive and Company dated November 15, 2004, as amended January 23, 2007 and December 28, 2007 (the “2004 Agreement (as amended)”);

WHEREAS, Executive’s Initial Employment Term (as defined in the 2004 Agreement (as amended)) will expire on December 31, 2009;

WHEREAS, Company and Executive desire to amend the 2004 Agreement (as amended) to provide for the Initial Employment Term to be extended through December 31, 2012 (unless earlier terminated pursuant to the terms of this Agreement) and Company desires to induce Executive to continue in the employ of Company under the terms of this Third Amended Employment Agreement; and

WHEREAS, Executive is willing to accept such continued employment with Company on a full-time basis, all in accordance with the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto do hereby covenant and agree as follows:

1. Employment.

(a) Company hereby agrees to continue employing Executive, and Executive hereby agrees to continue his employment with Company, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

(b) Executive affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, Executive’s acceptance of employment hereunder with Company, the employment of Executive by Company, or Executive’s undertakings under this Agreement.

2. Term of Employment. Unless earlier terminated as hereinafter provided, the initial term of Executive’s employment under this Agreement shall be for a period beginning on January 1, 2005 and ending on December 31, 2012 (such period from January 1, 2005 until December 31, 2012 or, if Executive’s employment hereunder is earlier terminated, such shorter period, being hereinafter called the “Initial Employment Term”). In the event that Executive continues in the full-time employ of Company after the end of the Initial Employment Term (it being expressly understood and agreed that Company has no obligation to continue employing Executive, and Executive has no obligation to continue being employed by Company, whether or not on a full-time basis, after expiration of the Initial Employment Term), then, unless otherwise expressly agreed to by Executive and Company in writing, Executive’s continued employment with Company shall, notwithstanding anything to the contrary expressed or implied herein, continue to be subject to the terms and conditions of this Agreement. As used in this Agreement, the term “Employment Term” shall mean the period beginning on January 1, 2005 and ending on the date of Executive’s cessation of employment with Company, whether such date is before, on or after the expiration of the Initial Employment Term.

3. Duties. Executive shall be employed as the Chief Executive Officer of Company, shall faithfully and competently perform such duties as are specified by the By-laws of Company and shall also perform and discharge such other reasonable employment duties and responsibilities as the Board of Directors of Company (the “Board”) may from time to time prescribe. Executive shall perform his duties at such places and times as the Board may reasonably prescribe. Except as may be approved herein or otherwise approved in advance by Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Executive shall devote his full time throughout the Employment Term to the services required of him hereunder and shall render his services exclusively to Company during the Employment Term. During the Employment Term, Executive shall use his best efforts, judgment and energy to improve and advance the business and interests of Company in a manner consistent with the duties of his position. Notwithstanding anything herein to the contrary, the provisions of this Section 3 shall not limit or restrict Executive from (i) serving as an outside director for one (1) or more corporate entities not affiliated with Company; (ii) serving as an officer or director of or otherwise participating in educational, welfare, social, religious and civic organizations; (iii) delivering lectures or fulfilling speaking engagements; or (iv) managing personal investments, in each case so long as such activities do not interfere with Executive’s ability to perform his obligations hereunder.

4. Compensation.

(a) As compensation for the complete and satisfactory performance by Executive of the services to be performed by Executive hereunder during the Employment Term commencing as of January 1, 2009, Company shall pay Executive a base salary at the annual rate equal to $896,816.00, Executive’s 2009 Salary (as computed in accordance with the 2004 Agreement (as amended)) (said amount, together with any increases thereto during the Employment Term, being hereinafter referred to as the “Salary”). Any Salary payable hereunder shall be paid in regular intervals in accordance with Company’s payroll practices. The Salary payable to Executive pursuant to this Section 4(a) shall be increased annually as of January 1, 2010, and each January 1 thereafter during the Employment Term, for the twelve (12) month period then commencing, by an amount equal to: (1) the annual percentage increase in the Consumer Price Index for All Urban Consumers, All Items, for the most recent twelve (12) month period for which such figures are then available as reported in the Monthly Labor Review published by the Bureau of Labor Statistics of the U.S. Department of Labor or (ii) such higher amount as may be determined from time to time by the Board (or an authorized committee thereof) in its sole discretion.

(b) In addition to Salary, Company shall also pay bonus compensation (“Bonus”) to Executive in respect of each calendar year (or applicable portion thereof) during the Employment Term. Such Bonus for any full calendar year will be an amount equal to the lesser of 200% of Salary or: (i) the percentage of Salary set forth in the Table below which corresponds to the percentage by which Company’s fully diluted earnings per share (“EPS”) in respect of such calendar year compares with the projected EPS of Company as set forth in the annual business plan (the “Business Plan EPS”) prepared in advance by Company and approved by the Board; multiplied by (ii) Executive’s Salary for such calendar year.

Fully Diluted EPS as a % Of Business Plan EPS	% of Salary
0-99%	0%
100%	80%
101%	90%
102%	100%
103%	110%
104%	120%
105%	130%
> 105%	130% + an additional 10% for each full percentage point of EPS achieved over Business Plan EPS

In the event that the Employment Term ends at any time other than on December 31 of any year, Executive’s Bonus in respect of such calendar year shall be prorated, and shall be an amount equal to: (i) the percentage set forth on the Table above which corresponds to the percentage by which Company’s year-to-date fully diluted EPS (as determined by the then-most recently announced fully diluted EPS of Company) compares with the figure obtained by multiplying the Business Plan EPS by a fraction, the numerator of which shall be the number of completed fiscal quarters in such calendar year for which fully diluted EPS of Company have been announced and the denominator of which shall be four (4); multiplied by (ii) Executive’s Salary for such calendar year; multiplied by (iii) a fraction, the numerator of which shall be the number of full calendar months included in the Employment Term for the then current calendar year and the denominator of which shall be twelve (12).

Notwithstanding the foregoing provisions of this Section 4(b), the Board (or an authorized committee thereof) shall have the discretion to adjust upward or downward the Business Plan EPS to account equitably for: (i) any extraordinary charges; (ii) any unusual non-recurring items; (iii) changes after the date hereof in accounting principles required under generally accepted accounting principles; or (iv) any unanticipated events or occurrences; which events impacted Company’s fully diluted EPS in respect of any such applicable period or comparable prior year period.

Nothing contained herein and no action taken in respect of any Bonus (or otherwise in respect of this Section 4(b)) shall create or be construed to create a trust of any kind. Executive’s right to receive any Bonus pursuant to this Section 4(b) shall be no greater than the right of an unsecured general creditor of Company to receive payment from Company. All Bonuses under this Section 4(b) shall be paid from the general funds of Company, and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of any Bonuses hereunder.

(c) The payment of any Salary, Bonus or other amounts hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under Company’s employee benefit plans. Payment of Executive’s Bonus shall be made by March 15 of the year following the year to which the Bonus relates.

5. Benefits. During the Employment Term, Executive shall:

(a) be eligible to participate in all employee fringe benefits and any pension and/or profit sharing plans that may be provided by Company for its key executive employees in accordance with the provisions of any such plans, as same may be in effect on and after the date hereof;

(b) be eligible to participate in such additional perquisites and fringe benefits as may be approved from time to time by the Board (or any committee thereof) for Company’s key executives;

(c) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by Company for its key executive employees in accordance with the provisions of any such plans, as same may be in effect on and after the date hereof;

(d) be entitled to annual paid vacation in accordance with Company policy that may be applicable on and after the date hereof to key executive employees;

(e) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable on and after the date hereof to key executive employees;

(f) be entitled to reimbursement for all reasonable and necessary out-of-pocket living and travel expenses incurred by Executive while away from his usual place of business in the performance of his duties hereunder in accordance with Company’s policies applicable on and after the date hereof in respect thereto. Notwithstanding the foregoing, (i) the expenses eligible for reimbursement may not affect the expenses eligible for reimbursement in any other taxable year, (ii) such reimbursement must be made on or before the last day of the year following the year in which the expenses was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit; and

(g) with respect to each year in the Term beginning on or after January 1, 2010, be entitled to a cash allowance of $7,000 for financial planning services (to the extent such allowance is not used during such year, such allowance amount shall be forfeited).

6. Inventions and Confidential Information. Executive hereby covenants, agrees and acknowledges as follows:

(a) Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its business and that as part of Executive’s employment by Company, Executive is (or may be) expected to make new contributions and inventions of value to Company.

(b) Executive’s employment hereunder creates a relationship of confidence and trust between Executive and Company with respect to certain information pertaining to the business of Company and its Affiliates (as hereinafter defined) or pertaining to the business of any client or customer of Company or its Affiliates which may be made known to Executive by Company or any of its Affiliates or by any client or customer of Company or any of its Affiliates or learned by Executive during the course of his employment.

(c) Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to it (including, without limitation, information created, discovered, developed or made known by Executive during the period of or arising out of his employment with Company) or in which property rights have been or may be assigned or otherwise conveyed to Company, which information has commercial value in the business in which Company is engaged and is treated by Company as confidential.

(d) Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by Executive (whether at the request or suggestion of Company, any of its Affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of his employment by Company (collectively, hereinafter referred to as “Inventions”), which may pertain to the business, products, or processes of Company or any of its Affiliates, will be promptly and fully disclosed by Executive to an appropriate executive officer of Company (other than Executive) and shall be Company’s exclusive property, and Executive will promptly execute and/or deliver to an appropriate executive officer of Company (other than Executive) without any additional compensation therefor, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Inventions made, developed or created by him as aforesaid. For the purposes of this Agreement, the term “Affiliate” or “Affiliates” of Company shall mean any corporation or other entity which is controlled, directly or indirectly, by Company. As used in the preceding sentence, the word “control” shall mean, with respect to any entity, the power to vote or direct the voting of at least 50% of the voting equity interests in such entity.

(e) Executive will keep confidential and will hold for Company’s sole benefit any Invention which is to be the exclusive property of Company under this Section 6 for which no patent, copyright, trademark or other right or protection is issued.

(f) Executive also agrees that he will not without the prior written consent of an appropriate executive officer of Company (other than Executive) use for his benefit or disclose at any time during his employment by Company, or thereafter, except to the extent required by the performance by him of his duties as an executive of Company, any information obtained or developed by him while in the employ of Company with respect to any Inventions or with respect to any customers, clients, suppliers, products, employees, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of Company or any of its Affiliates, or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by him not permitted hereunder, or if such information is required to be disclosed under court order or other applicable law.

(g) Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that Company and its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

(h) Executive agrees that upon termination of his employment hereunder for any reason, Executive shall forthwith return to Company all documents and other property in his possession belonging to Company or any of its Affiliates.

(i) Without limiting the generality of Section 10 hereof, Executive hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon Executive’s heirs, successors and legal representatives.

7. Termination.

(a) The Employment Term shall end and Executive’s employment hereunder shall be terminated upon the occurrence of any of the following:

(i) the death of Executive;

(ii) termination of Executive’s employment hereunder by Company based upon the inability of Executive to perform his duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months; provided, however, that such employment shall not be terminated by Company if it can reasonably accommodate Executive’s disability or incapacity;

(iii) the termination of Executive’s employment hereunder by Executive at any time without “Good Reason” (including, without limitation, resignation or retirement);

(iv) the termination of Executive’s employment hereunder by Executive at any time for “Good Reason”;

(v) termination of Executive’s employment hereunder by Company at any time for “cause”, such termination to take effect immediately upon written notice from Company to Executive;

(vi) termination of Executive’s employment hereunder by Company at any time other than for “cause”, such termination to take effect immediately upon written notice from Company to Executive; or

(vii) upon a Change of Control of Company.

The following actions, failures or events by or affecting Executive shall constitute “cause” for termination within the meaning of clause (v) above: (A) conviction for having committed a felony; (B) determination by at least two-thirds of the members of the Board that Executive has committed acts of dishonesty or moral turpitude; (C) failure to follow reasonable and lawful directives of the Board; or (D) gross negligence or willful misconduct by Executive in the performance of his obligations hereunder. The term “willful” shall mean any act or failure to act taken or omitted to be taken by Executive not in good faith and without reasonable belief that the act or omission was in the best interest of Company.

As used herein, “Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent: (A) a material diminution in or adverse alteration to Executive’s duties or responsibilities as set forth in Section 3 herein, (B) the relocation of Executive’s principal office outside of the area that comprises a fifty (50) mile radius from Clearwater, Florida, (C) Company requires Executive to relocate his personal place of residence or (D) a failure of Company to comply with any material provision of this Agreement (other than any such failure caused by a change in applicable law or regulation), including, without limitation, Section 4 of this Agreement; provided that the events described in clauses (A), (B), (C) and (D) above shall not constitute Good Reason (1) until Executive provides written notice to Company within ninety (90) days of his becoming aware of the occurrence of the event or circumstance giving rise to Executive’s claim of “Good Reason” and (2) actually resigns within 30 days after the end of such 90 day period unless such event or circumstance has not been cured by Company within thirty (30) days after Company’s receipt of such written notice.

As used herein the term “Change of Control of Company” shall mean any of the following: (A) sale or other disposition (or the last such sale or other disposition) resulting in the transfer of more than 50% of the outstanding common stock of Company to an unrelated and unaffiliated third party purchaser; (B) the consolidation or merger of Company or a subsidiary thereof with or into any other entity (unless immediately following such consolidation or merger, the outstanding common stock of Company immediately prior to such consolidation or merger continues to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any parent thereof) more than fifty percent (50%) of the outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such consolidation or merger (including, without limitation, a corporation that owns Company or all or substantially all of Company’s assets either directly or through one or more subsidiaries); (C) a sale of substantially all of the properties and assets of Company as an entirety to an unrelated and unaffiliated third party purchaser; or (D) the time at which any person (including a person’s affiliates and associates) or group (as that term is understood under Section 13(d) of the Exchange Act and the rules and regulations thereunder), files a Schedule 13-D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such person or group has become the beneficial owner (as defined under

Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of shares of capital stock of Company giving such person or group a majority of the voting power of all outstanding capital stock of Company with the right to vote generally in an election for directors or other capital stock of Company into which the common stock or other voting stock is reclassified or changed.

(b)(i) If the Employment Term ends by reason of the occurrence of an event described in either Section 7(a)(iv) or (vi) and not in connection with a Change in Control of Company, then Company shall pay to Executive, as severance pay or liquidated damages or both, an amount equal to two (2) times the sum of (A) his then-current annual Salary in effect immediately prior to such termination; plus (B) the average of the Bonus paid to or earned by Executive with respect to the three calendar years immediately preceding such termination. All amounts payable under this clause (i) shall be paid in twenty-four (24) equal monthly installments commencing on the first day of the calendar month immediately following the end of the Employment Term or such later date as is required by Section 7(e).

(ii) If the Employment Term ends by reason of the occurrence of an event described in Section 7(a)(vii) (regardless of whether Executive experiences a termination of employment), then provided that such event constitutes (i) a change in the ownership of Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), (ii) a change in effective control of Company (as defined in Treasury Regulation Section 1.409A-3(1)(5)(vi)), or a change in the ownership of a substantial portion of the assets of Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)), Company shall pay to Executive, as severance pay or liquidated damages or both, an amount equal to two (2) times the sum of (A) his then-current annual Salary in effect immediately prior to the occurrence of such event; plus (B) the average of the Bonus paid to or earned by Executive with respect to the three calendar years immediately preceding such termination; plus (C) an amount determined by Company, in its sole discretion, to be equal to the average annual cost for Company employees of obtaining medical, dental and vision insurance under COBRA, which amount is hereby initially determined to be Ten Thousand and No/100 Dollars ($10,000.00). All amounts payable under this clause (ii) shall be paid no later than ten (10) business days after the end of the Employment Term.

It is understood and agreed that this Section 7(b) shall survive the expiration or termination of this Agreement and the provisions hereof shall be binding upon any successor in interest of Company.

(c) Notwithstanding anything to the contrary expressed or implied herein, and except as set forth in Section 7(b) hereof, Company (and its Affiliates) shall not be obligated to make any payments to Executive or on his behalf of whatever kind or nature by reason of Executive’s cessation of employment other than: (i) such amounts, if any, of his Salary and Bonus as shall have accrued and remain unpaid as of the date the Employment Term ends (including, but not limited to, the amount of any Bonus payable in respect of the then-current calendar year), which amounts shall be paid no later than ten (10) business days after the end of the Employment Term; (ii) such other amounts which may be otherwise payable to Executive from Company’s retirement plans or other benefit plans on account of such cessation of employment (including, but not limited to, payment for any vested but unused vacation and the treatment of outstanding awards of Stock Options and Restricted Stock in accordance with the terms applicable to such awards); and (iii) Company shall cover Executive under its medical and dental plan, and life insurance through the end of the last calendar day of the month during which the Employment Term ends, and thereafter, Executive shall be given COBRA conversion rights for Company’s medical and dental plan. Nothing in this Section 7(c) shall limit Executive’s right to contest any termination of Executive’s employment hereunder by appropriate legal proceedings. It is understood and agreed that this Section 7(c) shall survive the expiration or termination of this Agreement and the provisions hereof shall be binding upon any successor in interest of Company.

(d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder so long as same are paid in accordance with the terms of this Agreement.

(e) Distributions. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under Section 7:

(i) It is intended that each installment of the payments and benefits provided under Section 7 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder (“Section 409A”). Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(ii) If, as of the date of the “separation from service” of Executive from Company, Executive is not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 7; and

(iii) If, as of the date of the “separation from service” of Executive from Company, Executive is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(A) Each installment of the payments and benefits due under Section 7 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of Executive’s tax year in which Executive’s separation from service occurs and the 15th day of the third month following the end of Company’s tax year in which Executive’s separation from service occurs; and

(B) Each installment of the payments and benefits due under Section 7 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the “separation from service” of Executive of Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the death of Executive), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of Executive following the taxable year of Executive in which the separation from service occurs.

8. Non-Assignability.

(a) Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without Company’s prior written consent; provided, however, that nothing in this Section 8(a) shall preclude Executive from designating a beneficiary to receive any benefit payable hereunder upon his death. Neither this Agreement nor any right or interest hereunder shall be assignable by Company, nor shall any obligations of Company hereunder be delegated.

(b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, safe, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

9. Competition.

(a) During Executive’s employment by Company and during the two (2) year period commencing on the date the Employment Term ends for any reason whatsoever:

(i) Executive will not make any statement or perform any act intended to advance an interest of any existing or prospective competitor of Company or any of its Affiliates in any way that will or may injure an interest of Company or any of its Affiliates in its relationships and dealings with existing or potential customers or clients, or solicit or encourage any other employee of Company or any of its Affiliates to do any act that is disloyal to Company or any of its Affiliates or inconsistent with the interest of Company or any of its Affiliate’s interests or in violation of any provision of this Agreement;

(ii) Executive will not discuss with any existing or potential customers or clients of Company or any of its Affiliates the present or future availability of services or products by a business, if Executive has or expects to acquire a proprietary interest in such business or is or expects to be an employee, officer or director of such business, where such services or products are competitive with services or products which Company or any of its Affiliates provides during the Employment Term;

(iii) Executive will not make any statement or do any act intended to cause any existing or potential customers (with whom Company has made contact) or clients of Company or any of its Affiliates to make use of the services or purchase the products of any competitive business in which Executive has or expects to acquire a proprietary interest or in which Executive is or expects to be made an employee, officer or director, if such services or products in any way relate to or arise out of the services or products sold or provided by Company or any of its Affiliates to any such existing customer or client during the Employment Term;

(iv) Executive will not directly or indirectly (as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with (A) any business or organization which engages in competition with Company or any of its Affiliates in any geographical area where any business is presently carried on by Company or any of its Affiliates, or (B) any business or organization which engages in competition with Company or any of its Affiliates in any geographical area where any business shall be hereafter, during the period of Executive’s employment by Company, carried on by Company or any of its Affiliates, if such business is then being carried on by Company or any of its Affiliates in such geographical area; provided, however, that the provisions of this Section 9(a)(iv) shall not be deemed to prohibit Executive’s ownership of not more than 1% of the total shares of all classes of stock outstanding of any publicly held company;

(v) Executive will not directly or indirectly solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of Company or any of its Affiliates; and

(vi) Executive will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other person or firm which rendered manufacturing or other services, or sold any products, to Company or any of its Affiliates if such action by him would have a material adverse effect on the business, assets or financial condition of Company or any of its Affiliates.

As used in clauses (ii) and (iii) above, “proprietary interest” in a business is ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of such business.

(b) For purposes of this Section 9, a person or entity (including, without limitation, Executive) shall be deemed to be a competitor of Company or any of its Affiliates, or a person or entity (including, without limitation, Executive) shall be deemed to be engaging in competition with Company or any of its Affiliates, if such person or entity in any way conducts, operates, carries out or engages (i) in the business of delivering medical oxygen, respiratory therapy services, or durable medical equipment to customers in their homes or (ii) in any other business engaged in by Company or any of its Affiliates on or prior to the date upon which such Executive ceases to be employed hereunder.

(c) In connection with the foregoing provisions of this Section 9, Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. Executive further agrees that the limitations set forth in this Section 9 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the business of Company (and of its Affiliates). It is understood and agreed that the covenants made by Executive in this Section 9 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

(d) Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 9 would be inadequate and, therefore, agrees that Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

10. Binding Effect. Without limiting or diminishing the effect of Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

11. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to Company, at Company’s principal place of business, and if to Executive, at his home address most recently filed with Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13. Legal Fees. Company shall pay Executive’s reasonable legal fees and expenses incurred in connection with the negotiation, documentation and execution of this Third Amended Employment Agreement and promptly following the execution of this Agreement. On the terms and subject to conditions set forth in Article V of the Amended and Restated By-laws of Company as in effect on the date hereof, Company shall indemnify Executive in connection with any threatened, pending or completed action, suit or proceeding brought against Executive in his capacity as a director, officer, employee or agent of Company (regardless of whether Executive is at the time still a director, officer, employee or agent of the Company) and shall pay the expenses incurred by Executive in defending any such action, suit or proceeding. The legal fees and expenses reasonably incurred by Executive in connection with successfully establishing his rights pursuant to this Section to indemnification and the payment of expenses in any such action, suit or proceeding shall also be indemnified by Company.

14. Severability. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby.

15. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

16. Entire Agreement; Modifications. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and, except as set forth hereinafter, supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto. The parties acknowledge and agree that this Agreement shall govern the employment relationship between Executive and Lincare from and after the date hereof and that the 2004 Agreement (as amended) shall govern the employment relationship between the parties prior to the date hereof. Notwithstanding the execution and delivery of this Agreement by Executive, Company shall remain obligated to pay Executive any amounts accrued under the 2004 Agreement (as amended) which remain unpaid as of the date hereof.

17. Survival. The provisions of Sections 6, 7 and 9 hereof shall survive and continue after the expiration or termination of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither Company, the Board nor its or their designees or agents shall be liable to Executive or any other person for any actions, decisions or determinations made in good faith.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Company and Executive have duty executed and delivered this Agreement as of the day and year first above written.

LINCARE HOLDINGS INC.

By:	/S/ PAUL G. GABOS
Title:	Chief Financial Officer

/S/ JOHN P. BYRNES
Chief Executive Officer